EXHIBIT 99.1

John Conklin

President & CEO

New Energy Technologies, Inc.

10632 Little Patuxent Parkway, Suite 406

Columbia, MD 21044

2014 Shareholder Letter from President & CEO of New Energy Technologies, Inc.

Columbia, Md. – (BusinessWire Distribution - December 18, 2014) - The following is a statement by John A. Conklin, President & CEO, New Energy Technologies, Inc. (OTCQB: NENE):

Dear Valued Shareholders,

It’s been a breakthrough, banner year for New Energy Technologies. I’m proud to share many of our 2013 - 2014 accomplishments and development goals planned for the year ahead.

As I sit to write today, I want to personally thank you – our shareholders – for your continued, strong support in developing the world’s first-of-its-kind see-through SolarWindow™ technology.

Since the early days of presenting our first liquid, electricity-generating coatings and dark, small-scale prototypes to this year’s highly-transparent and record-breaking modules, you’ve been a part of each milestone. On behalf of my team, I thank you for that. We could not progress toward commercialization without your commitment.

You’ll be happy to know that over the last two years, we’ve set amazing records with our modules, raised the bar on our technical achievements, and even displayed our SolarWindow™ modules to members of the United States Congress on Capitol Hill.

High-performance SolarWindow™
module in neutral green-blue tint.

Our SolarWindow™ technology continues to show strong progress in development, and is picking up pace. At a time when energy demand is rising, there is a tremendous opportunity for SolarWindow™ coatings to generate electricity on the many acres of glass surfaces available on tall towers and skyscrapers. This year, our engineers and scientists focused on size, aesthetics, and power production. The results have been impressive.

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Using the Company’s proprietary power production model, engineers estimate that when installed on all four sides of a 50-story building:

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Our SolarWindow™ modules could produce more than 50 times greater power than conventional rooftop photovoltaic (PV) systems, which are limited to only a handful of square feet on a congested rooftop. SolarWindow™ technology can be applied to all four sides of a building’s glass surfaces.

•	In Phoenix, AZ, SolarWindow™ technology could generate enough electricity to power 130 homes each year as compared to only three to eleven for today’s rooftop PV systems.

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In Amarillo, TX, our SolarWindow™ systems could help avoid the same carbon emissions produced by vehicles driving about 2.75 million miles per year as compared to today’s rooftop PV systems with only 180,000 miles.

We previously unveiled our biggest-ever working module, which was fabricated through a collaborative partnership with the U.S. Department of Energy’s National Renewable Energy Laboratory (NREL), one of the world’s leading renewable energy laboratories. At the time, this module was more than 14-times larger than previous OPV devices fabricated at NREL. This year, our continuing partnership with NREL led to the unveiling of our newest, high-performance SolarWindow™ modules, which are 35% larger than previously unveiled modules.

Better yet, SolarWindow™ coatings can produce electricity using artificial light sources, such as fluorescent lighting in offices and hotels. Today’s conventional rooftop PV solar systems cannot.

As CNBC explains, SolarWindow™ is a “’first-of-its-kind’ technology that could turn the buildings we live and work in into self-sufficient, mini-power stations.”

Mr. John Conklin, President & CEO, presented SolarWindow™
technology during a CNBC Industrial Revolutions series: Solar:
The future of energy?

Our numerous breakthroughs this year have captured the attention of The Huffington Post, CNBC, Renewable Energy Magazine, CleanTechnica, TechRepublic, and The Washington Post, among others.

As our SolarWindow™ technology progresses, we anticipate even greater coverage.

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Rising Demand for Electricity and Glass: SolarWindow™ Technology

Corporate America is shifting a great deal of focus and financial resources to renewable energy for generating electricity. In fact, Walmart, Costco, Kohl’s, Apple, IKEA, Staples, FedEx, Intel, General Motors, and Dow Jones & Company are all embracing renewable energy.

Keep in mind that our SolarWindow™ technology is being developed as a Building Integrated Photovoltaic (BIPV) renewable energy source. The BIPV market is expected to have a tremendous growth rate of 41% through 2016. That growth, combined with the global market for coated flat glass, is expected to reach nearly $29.2 billion by 2019.

This escalating energy demand and growth in the glass market comes at an essential time, as we advance toward market-ready SolarWindow™ products.

 Dr. Scott Hammond, Principal Scientist,
works on SolarWindow™ development.

SolarWindow™ Attracts Industry Leaders

Over the last two years, our scientists and engineers have achieved numerous milestones. Not only have we set a new record in power production, but we’ve also made significant breakthroughs in scaling up the size of our modules. We have successfully increased efficiency; and improved manufacturability, and transparency, constantly improving our ability to harvest energy and generate electricity.

We have also unveiled some of the most powerful electricity-generating modules we’ve ever seen. In doing so, we’ve attracted some influential industry leaders, like Mr. Curtis Watkins and Mr. Kelly Provence.

Mr. Provence is one of the most credentialed solar PV and installation experts in the field, holding three North American Board of Certified Energy Practitioners (NABCEP) certifications. The Interstate Renewable Energy Council (IREC) awarded him Master Certified PV Trainer status, as well. His knowledge of systems for integrating and installing SolarWindow™ modules into building architecture is invaluable.

Mr. Watkins works with Duke Energy’s Emerging Technology Office, one of America’s largest utility companies. He’s responsible for testing and verifying new technologies that have the potential to become part of a portfolio of energy solutions. He brings expertise in the utility and municipal energy industries and guidance in the development of strategic partnerships.

These are exciting times, as our technology attracts some of the most substantial names in the industry. Things are even better because of our dedicated team of scientists, engineers, and employees’ remarkable determination.

With their support, I’m happy to say that our Company continues to advance SolarWindow™ technology through its Cooperative Research and Development Agreement (CRADA) with NREL. Leading our research efforts is Dr. Scott Hammond, our Principal Scientist, who continues to work closely with NREL scientists to further develop SolarWindow™ electricity-generating coatings into commercially-viable products. Scott has been instrumental in accomplishing all of our technology development objectives, to date.

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Record-Setting Growth: Two Years of Breakthroughs

Two years of significant accomplishments and record-setting breakthroughs have brought us closer than ever to commercialization.

Patent Portfolio more than Doubled

In July 2013, we more than doubled our U.S. and international patent filings in just 12 months for protection of our proprietary SolarWindow™ technology.

Received 2013 Energy Innovation Award

By December 2013, our team was awarded the 2013 Energy Innovation Award from the Energy Business Review (EBR). We were recognized as the most promising global energy project of the year. It was a tremendous reflection of our hard work and dedication to advancing our SolarWindow™ development.

New Year, New Goal of Demonstrating Versatility

In January 2014, our scientists successfully increased power and created a broader selection of SolarWindow™ module colors under high-demand by architects and building designers.

Next Generation, High-Performance SolarWindow™ Modules

We then set to work on unveiling our next generation, high performance SolarWindow™ working prototype within the following quarter, successfully achieved in March 2014.

Our Proudest Milestone

We built our largest and most powerful SolarWindow™ modules, fabricated in neutral colors to address tall-tower and commercial building glass requirements.

New York City skyscrapers as seen through
high-performance SolarWindow™ module.

New Record: 50% More Power

Ninety days later, we set a new record for generating electricity while remaining see-through with more than 50% greater power than other industry attempts.

Estimated to Generate Up to 50-Fold Electrical Energy Benefits

By June 2014, our engineers developed a proprietary model for estimating the amount of electrical energy and environmental benefits SolarWindow™ prototype modules may provide. Our model showed that SolarWindow™ modules could outperform conventional rooftop solar by as much as 50-fold.

Demonstrated before U.S. Congress

In September 2014, NREL experts presented our SolarWindow™ modules to staff and members of the U.S. Congress as part of the first-ever National Lab Day on Capitol Hill, co-sponsored by the U.S. Department of Energy.

Highlighted at Major Scientific & Industry Events

Dr. Scott Hammond was selected to present our SolarWindow™ technology at Energy Harvesting and Storage USA 2013, the world’s largest annual conference and exhibition of its kind. Dr. Hammond was also invited to present at the 2013 Materials Research Society Spring Meeting Exhibit. We then presented our SolarWindow™ technology to the 2014 InterSolar North America Conference, the most widely attended solar exhibition in the United States.

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Where do we go from here?

What sets see-through SolarWindow™ coatings apart commercially is the ability to generate electricity not only in sunlight, but also using artificial light sources, diffused light and even in shaded areas. This allows our modules to be commercially installed on all sides of a skyscraper, turning the entire building into a power generator. Conventional rooftop solar systems cannot do that.

Using liquid-based materials, we also lend ourselves to low-cost, high-speed manufacturing methods. That’s important, considering the expensive, temperature-sensitive and cumbersome manufacturing of conventional solar PV modules.

 Mr. John Conklin,

President & CEO

Moving forward, we’re heading into 2015 with solid momentum of technological achievements. Our expanded intellectual property portfolio continues to play a crucial role as we pursue a greater number of industry and research partnerships in our push toward commercialization.

There is still a lot of hard work to be done, but the complex, early discovery proof-of-concept research is long behind us.

Our team will continue to improve power production and strive toward greater efficiency with our SolarWindow™ modules. We are further enhancing the transparency and uniformity of our coatings, developing SolarWindow™ modules in glass colors and shades in high demand by architects and building designers.

Also key to our future development goals is scaling up the size of our modules and developing new fabrication techniques for applying electricity-generating coatings onto glass. These steps will help prepare SolarWindow™ coatings for low-cost, high-speed fabrication using roll-to-roll and sheet-to-sheet manufacturing processes.

With your ongoing support, we look forward to setting new industry records, achieving important milestones, and attracting global attention. The development of our Company and SolarWindow™ technology will put New Energy Technologies in a strong position to deliver greater value to you, our shareholders.

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Rest assured that shareholder value is, always has been, and will most certainly remain, an important priority for the New Energy team. With this in mind, I promise to continue our tradition of proactive shareholder outreach in 2015 and keep you updated on our major advancements.

Whether by way of press releases, media interviews, or industry and scientific presentations, we will continue to attract positive coverage for New Energy Technologies and our SolarWindow™ technology.

You have my personal commitment, and the commitment of our Board of Directors and Advisors, employees, and scientists who are working to advance our technologies and strengthen shareholder value. As we approach our goal of commercialization, we remain focused on our objective of positioning our SolarWindow™ technology as one of the greatest future energy innovations.

Thank you for your confidence and ongoing support. Our best days are ahead.

Best regards,

John Conklin

President & CEO

New Energy Technologies, Inc.

Click here to view a PDF of our Shareholder Letter.

Due to the Holiday mailing and delivery schedule, the date of the Letter may be different than the actual postmark and delivery date.

We anticipate shareholders to begin receiving the mailed Letter early-mid next week, depending on the holiday mail delivery schedule.

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